Exhibit 99.1

Black Spade Acquisition III Co Announces the Separate Trading of its Class A Ordinary Shares
and Warrants Commencing January 29, 2026

HONG KONG – January 26, 2026 – Black Spade Acquisition III Co (the “Company”) announced that commencing January 29, 2026, holders of the units sold in the Company’s initial public offering of 17,250,000 units (which includes 2,250,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option), with a total gross proceeds of $172,500,000, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BIIIU,” and the Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “BIII” and “BIIIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC and Chardan acted as joint book-running managers. The public offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com, or by contacting Chardan, One Pennsylvania Plaza, Suite 4800, New York, NY 10119, or by email at prospectus@chardan.com, or from the SEC website at www.sec.gov.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Black Spade Acquisition III Co

Black Spade Acquisition III Co is the third SPAC sponsored by an affiliate of Black Spade Capital Limited. It was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. While the Company may pursue a business combination in any industry, it sees the leisure and entertainment space as one of its core focus areas. Of note, the Company is encouraged by how the application of AI, robotic and quantum computing elevates user experience in this field. It looks forward to further looking into the opportunities arising from the growing acceptance of digital assets within the lifestyle and entertainment sector.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds and the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's initial public offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

ir@bsaiii.com